Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of February 19, 2013 (the “Agreement”), by and among Total System Services, Inc., a Georgia corporation (“Parent”), General Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) and NetSpend Holdings, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Sub, the “Parties”), is entered into as of May 29, 2013. Capitalized terms used but not otherwise defined in this Amendment, except as modified pursuant to this Amendment, shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, each of the Parties desires to amend or waive certain provisions of the Agreement as set forth herein in accordance with the requirements of Sections 8.3, 8.4 and 8.5 thereof.

NOW THEREFORE, in consideration of the mutual agreements and covenants described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement.

(a) Section 6.3(d) of the Agreement is hereby amended to delete all references to the phrase “five (5) business day” and replace it with the phrase “three (3) business day”.

(b) Section 6.7(b)(i) of the Agreement is hereby amended to delete the reference to “$52.6 million” and replace it with “$44.0 million”, and all references in the Agreement to the “Termination Amount” shall refer to “$44.0 million.”

(c) Section 6.7(b)(ii) of the Agreement is hereby amended to delete the phrase “twelve (12) months” in clause (C) and replace it with the phrase “eight (8) months”.

2. Waiver and Consent.

(a) Parent hereby waives any rights it has or may in the future have to delay the Closing pursuant to clause (x) of Section 2.8 of the Agreement, it being understood that the “Threshold Date” shall be the date that is twelve (12) business days after the later of (y) the date on which the Company shall have provided all of the Required Information in accordance with Section 6.14 of the Agreement and (z) the date on which the condition set forth in Section 7.1(c) is fulfilled or waived.

(b) Each of the Parties hereto hereby consents to the execution of that certain Memorandum of Understanding dated May 29, 2013 (and the definitive settlement agreement contemplated thereby) (collectively, the “Settlement Agreement”) and the issuance of the press release attached thereto by the other Parties, and neither the entry into the Settlement Agreement nor the issuance of the press release by any Party shall be a breach, or give rise to a claim of breach, of the Agreement by any other Party.

3. Miscellaneous.

(a) Effect of Amendment. Except as specifically amended or waived by this Amendment, the Agreement shall remain in full force and effect. On and after the date hereof, any reference in the Agreement, or in any other agreement relating to the transactions contemplated by the Agreement, shall mean and be a reference to the Agreement as amended by this Amendment.

(b) Authority. Each of the Parties represents that: (a) such Party has all requisite power and authority to execute and deliver this Amendment and the Settlement Agreement and to perform its obligations hereunder and thereunder, (b) the execution and delivery by such Party of this Amendment and the Settlement Agreement, and the performance by such Party of its obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of such Party, and (c) this Amendment and the Settlement Agreement, when executed and delivered by such Party, assuming due execution and delivery hereof by each of the other Parties hereto, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

4. Governing Law. The provisions of Section 9.6 of the Agreement are hereby incorporated by reference.

5. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.

NETSPEND HOLDINGS, INC.

By:	/s/ STEVEN F. COLEMAN
	Name:	Steven F. Coleman
	Title:	Executive Vice President and General Counsel

[Signature Page to Amendment to Merger Agreement]

TOTAL SYSTEM SERVICES, INC.

By:	/s/ M. TROY WOODS
	Name:	M. Troy Woods
	Title:	President and Chief Operating Officer

GENERAL MERGER SUB, INC.

By:	/s/ M. TROY WOODS
	Name:	M. Troy Woods
	Title:	President and Secretary

[Signature Page to Amendment to Merger Agreement]